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                                                                    Exhibit 10.5

[MAZEL STORES,  INC. Logo]        ODD-JOB STORES CORPORATE OFFICE
ODD JOB CLOSEOUT RETAILERS        CLOSE-OUT RETAILERS
                                  200 HELEN STREET SOUTH PLAINFIELD,  NJ  07080
Peter J. Hayes                    (908) 222-1000  (908) 222-9756 FAX
Chief Executive Officer           E-MAIL: phayes@mazelcompany.com

                                  MAZEL WHOLESALE CORPORATE OFFICE
                                  31000 AURORA ROAD SOLON, OHIO 44139
                                  (440) 248-5200  (440) 349-1931 FAX

                                  COLUMBUS BUYING OFFICE
                                  4310 EAST FIFTH AVENUE COLUMBUS, OHIO 43219
                                  (614) 239-2331  (614) 239-2352 FAX







                                                September 25, 2001
Ed Cornell

Dear Ed:

We are very pleased to appoint you to the position of Chief Operating Officer of the Mazel Wholesale Company and Executive Vice President Chief Financial Officer/Treasurer of Mazel Stores, Inc. We look forward to the substantial contribution we believe you will make in helping us realize our goals and potential.

The following highlights certain of the particulars of your position at Mazel. The recitation of the below points and letter is not intended to be, and is not construed to be, an employment contract. Employment with Mazel is "At Will" and may be terminated by you or us at any time.

         -    Base Salary $5288.46 per week

         -    Bonus Incentive Opportunity:

              a 50% of salary earnable bonus. This bonus is paid annually, typically in the first quarter of our fiscal year to employees who are actively on payroll and in good standing with the company when the bonus is paid. This bonus is based 100% on company results. We will guarantee a minimum of $20,000 bonus for the first year of your employment.

         - Stock Option: an award of 100,000 stock options on shares of Mazel Stores common stock. The options vest at 20% per year, beginning on the first anniversary of the date the options are declared (this award is pending approval by the Board of Directors). This option will be awarded upon your receiving a positive performance review. 50,000 Options will be at current value as of the close of business on your first day as an employee of Mazel Stores, Inc. 50,000 Options will be based on a price of $4.50 a share.

         -    A car allowance of $500 for your business use.

         -    Use of a company paid cell phone for your business needs.

         - In the event of a change of ownership and you are not retained in your position, nor are you offered a like position in our continuing company, you will be entitled to six months severance pay.

         - Other benefits which include holiday pay, sick days, 401(k) plan, Life Insurance, Long Term Disability, etc.

              Benefit programs are offered at the sole discretion of Mazel Stores and are subject to revision from time to time.

Once again, congratulations. We wish you success in the challenges of your new position and look forward to working together to reach our mutual goals.

                                                 Cordially,



                                                 Mazel Stores

/s/ Edward L. Cornell                            /s/ Peter J. Hayes

   Edward L. Cornell                             Peter J. Hayes
   October 31, 2001                              Chief Executive Officer